EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES JULY CASH DISTRIBUTION

Dallas, Texas, July 21, 2014 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.231299 per unit, payable on August 14, 2014, to unitholders of record on July 31, 2014. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales
	Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	19,000	133,000	$92.94	$6.71
Prior Month	15,000	121,000	$94.69	$6.86

Excess Costs

XTO Energy has advised the trustee that increased oil production led to the full recovery of excess costs and accrued interest on properties underlying the Oklahoma Working Interest net profits interest, which is again contributing to the current month distribution.

Trustee Resignation

On June 20, 2014, unitholders approved Southwest Bank as successor trustee, effective August 29, 2014.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

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Contact:	Dick Sadler Managing Director U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 855-588-7839